UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM 8-K
______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2011

MORNINGSTAR, INC.
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)
	22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)
(312) 696-6000 (Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report) __________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.'s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on December 2, 2011.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	general industry conditions and competition, including ongoing economic weakness and uncertainty;

•	the effect of market volatility on revenue from asset-based fees;

•	damage to our reputation resulting from claims made about possible conflicts of interest;

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•	the increasing concentration of data and development work carried out at our offshore facilities in China and India;

•	failure to differentiate our products and continuously create innovative, proprietary research tools;

•	failure to successfully integrate acquisitions;

•	challenges faced by our non-U.S. operations; and

•	a prolonged outage of our database and network facilities.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2010. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: November 2011

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through November 2, 2011. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
22 W. Washington
Chicago, IL 60602

Revenue

1. Sales continue to grow nicely overall. Revenue for the [third] quarter was up 14.5% y/y (+11% y/y organically) and are up 17.5% YTD versus the same period last year. That said, for the second time in the last few quarters, sales were basically flat sequentially. Do you feel that your sales growth is beginning to mature or plateau? Should we expect the top-line growth to pause a bit now that you're growing off of a larger sales base and M&A slows down? It feels like parts of the investment information segment in particular are simply in maturing phases (particularly in the US), so it seems reasonable to ask if organic growth will be slowing. Is there some weakness you're seeing specifically in Europe? If you could answer this question as best you can--broadly--and walk through the main growth headwinds you face currently, that would be helpful.

Because we don't give forecasts, we won't comment about expectations for future top-line growth. As we've said before, though, it's true that each dollar of incremental revenue translates into lower growth in percentage terms when added to a larger sales base. In addition, there were a couple of specific factors that muted sequential growth between the second and third quarters of 2011. We hold our annual investment conference in Chicago in the second quarter and had about $2.5 million in revenue from this conference that didn't recur in the third quarter. Two other products--Internet advertising sales and Structured Credit Ratings--had particularly strong growth in the second quarter and tapered off a bit in the third. The third-quarter market decline also tempered sequential growth in some of our Investment Management services.

Looking at year-over-year growth trends, some of our more mature products, such as newsletters and other print products, Principia, and smaller software products (mainly from previous acquisitions), have had moderate revenue declines. We've also seen slower growth rates in a few other products, including Morningstar.com Premium service, Morningstar Advisor Workstation (excluding Morningstar Office), and, to a lesser extent, Licensed Data.

Finally, from a geographic perspective, Europe has actually been one of our faster-growing regions this year thanks to strong growth trends for Morningstar Direct, mutual fund data feeds, and Investment Consulting. Asia has also shown double-digit organic growth rates. Australia and Canada have been relatively flat year over year, based on organic revenue.

Expenses/Margin

2. One frustration with this quarter is that expense grew in-line (actually a bit more) than sales, mainly due to higher compensation/bonuses. Meantime, operating margin was about 21% for the quarter and is running at about 22% YTD. This is roughly in line with where your margins were in 2005-06 when sales were about half their current size. Shouldn't there be more operating leverage in this business? Isn't the goal to grow expenses at roughly 60-75% of the sales growth rate? It looks like this was the model for much of your history by design or operations, but is that changing? If so, please spell this out, because then a fair operating margin target isn't 28%+ (in line with other data/analysis businesses) but something lower. This would have negative implications for the valuation of the business as more of the value would be lost to compensation and overhead than one might think. Finally, if more of past deals are being more fully integrated into the company, shouldn't costs be coming down, not up? Are you keeping all employees of the businesses that you acquire? If so, does that really make sense? Much of the value of most acquisitions comes from expense synergies rather than revenue synergies that (very) often prove illusory. Overall, it feels like expense controls aren't where they should be, but let us know what the explanation might be for the current margin makes sense and why the compensation expense growth we saw in 3Q made sense.

Your question includes a number of sub-questions, which we'll try to address roughly in the same order.

As you mentioned, operating expense rose slightly faster than revenue in the third quarter of 2011. This was largely driven by higher compensation expense. We typically make salary adjustments in July each year. In 2011, we began a global compensation review, which included comparing our global compensation practices with companies in most of the markets where we do business. Our benchmarking analysis indicated that our total compensation was competitive for a company our size, in our industry, and in our markets. However, we found some pockets of lower pay in a few areas of the company, which we addressed during our mid-year salary increases. These adjustments and other raises increased operating expense by about $3.2 million in the third quarter.

Compensation expense also increased because of additional headcount, as well as increased bonus expense driven by higher operating income relative to the prior-year period.

In comparing our current margin with previous levels, one thing to consider is that we had a profitability tailwind during the period covered by the Global Analyst Research Settlement (June 2004 through July 2009). We had approximately $22 million in annual research revenue related to the Settlement during the period, much of which did not involve additional operating expense. Now that the Settlement period has expired, we no longer have this margin tailwind.

Over the past several years, amortization expense has also put negative pressure on our margin. We had about $20 million in amortization expense for the first nine months of 2011, for example, which reduced the margin by about 4 percentage points.

It's also worth noting that our business is somewhat different from some of our peers because we generate so much of our own content. Some of our peers that have historically relied on others' data and research have seen their margins decline as they've focused more on building out their own proprietary databases. Some of our competitors may also have higher margins because they're supporting just one major software platform, while we have several (including Morningstar Direct, Morningstar Advisor Workstation, Morningstar.com, and a number of legacy software products from acquisitions).

While we generally like to keep revenue growing faster than operating expense, we don't have a specific target for operating expense growth relative to revenue growth. At times, we may choose to make investments that increase operating expense in the short term; the investment we made in our employees by increasing base salaries in the third quarter of 2011 is one example. We've also made significant investments to build new product offerings in areas such as Structured Credit Ratings, where we recently introduced a new ratings and surveillance analytics service for residential mortgage-backed securities (RMBS). When we make investments in new products, we typically incur operating expense before generating revenue. As the new business starts materializing, we should realize operating leverage over time.

Regarding acquisitions, we've generally retained the majority of employees from businesses that we acquire. Many of these employees have skill sets and job responsibilities that are unique to their operations. Now that we've made a large number of acquisitions, our primary focus is on integrating previous acquisitions to make sure we're leveraging all of the capabilities we've acquired and driving excellence throughout our organization. More broadly, we're looking at our operations with an eye toward simplifying and leveraging our existing capabilities.

Headcount

3. Through deals and hiring in your offshore data centers, headcount is ramping faster than sales and earnings (see sales per employee and operating margin data below). It looks like the business's fixed expense base is growing at a somewhat alarming rate. What is the strategy there? Is there an end in sight or should we expect headcount to keep growing at this pace? Given that this is largely a data business, it seems like it shouldn't be this people-intensive. Or is the business operating differently for some reason? To have what an outsider might consider a normalized operating margin (27%+), it seems that we'd need to see sales at roughly $210K+ per employee given the current cost structure and business mix. We've been roughly 11%+ below that level for nearly three years now. I'm sure this isn't a metric you think about, but it raises the overall question: Why is headcount growing so quickly? In 2005 you had 1,130 employees and YTD you're just shy of 3,400. Sales have grown handsomely in the same period, but headcount has actually grown faster by about 20 percentage points.

Revenue per employee ($th)/operating margin

•YTD: $185.7/22%
•2010: $172.2/21.8%
•2009: $184.2/26.2%
•2008: $211.5/27.7%
•2007: $253/27%
•2006: $218.9/24.6%
•2005: $200.1/20.5%

Since 2005, the largest percentage increase in headcount was in our data areas. We added more than 475 data analysts over that period (many of whom are based in our offshore centers in Shenzhen, China and Mumbai, India). One of our key growth strategies is to create a premier global investment database, and we've added staff to significant expand the depth and breadth of the data we provide over that period. We've also made investments in quality initiatives and believe we now have the highest-quality data for managed investment products in our industry.

The second-largest percentage increase in headcount over the same period was in sales and marketing. We've continued hiring sales professionals for key product platforms such as Morningstar Direct and Morningstar Office, and have also hired additional client service consultants. We've found that for products with strong growth trends, these positions essentially pay for themselves because each incremental hire can generate significant additional revenue.

Over the period since 2005, we've also expanded the number of investment analysts, programmers and technology professionals, and designers, but these areas have grown at a lower rate in percentage terms.

Regarding the broader question of why total headcount has grown so quickly, we've continued expanding our employee base because we've seen great opportunities for Morningstar in many different areas. While many companies reduced staffing levels during the economic downturn, we chose to continue investing in our employees to drive long-term growth and further our mission of creating great products that help investors reach their financial goals.

That said, we hear your concern about the rapid growth in headcount. As we go through our budget process for 2012, we're looking carefully at proposed headcount in every area and also working to manage expense growth in other areas.

Capital Allocation

4. At the end of the third quarter the company had roughly $8.50 per share in net cash and was paying a $0.20 per share annual dividend. Given that this cash is earning next to nothing, the business is funded by its ongoing cash flows, and management has said fewer deals are coming in the near term, it feels like at least half of this cash could be considered “excess”. What is the plan and timeline for returning this capital to shareholders? When is the board revisiting the issue and what are various paths? Is there a reason why shouldn't think of around $4 per share of this cash as being deployable?

Historically, we've operated with little to no long-term debt and like having the financial flexibility that comes with a conservative balance sheet. Having some level of “excess” cash gives us the option of moving quickly to take advantage of investment opportunities when they arise.

Because we expect to make fewer acquisitions in the near term, though, we're looking at other alternatives for deploying some of our cash balance. We have regular discussions with our board of directors focusing on this topic, and we expect to continue these discussions over the next several months. When considering how to allocate capital, the board considers potential returns for various alternatives, including reinvesting in the business (via capital expenditures, working capital, or acquisitions) or returning cash to shareholders (via dividends or share buybacks). Our current dividend translates into about a 12% payout ratio, but we expect the board to review the dividend level on a regular basis. In addition, to date we have repurchased 636,682 shares of Morningstar stock for $35.9 million under the $100 million stock repurchase program the board approved in September 2010. The board has the discretion to increase the amount authorized for stock repurchase programs if it determines that would be appropriate.

Morningstar Analyst Rating for Funds

5. Can you walk us through the upcoming changes to your core fund ratings? Is the star rating being replaced or are new ratings approaches being added to the existing star rating? Why the change? Is there risk that the power of your star ratings will be diluted by having several different yardsticks for stacking up past or potential future risk-adjusted fund performance? What percentage of your licensed data revenue comes directly from star rating licensing? Will this now be at risk?

In June, we announced plans for a new global Morningstar Analyst Rating for funds, which we plan to roll out beginning in mid-November. The new forward-looking, qualitative, analyst-driven rating will complement our existing Morningstar Rating for funds. Unlike the backward-looking Morningstar Rating for funds (often referred to as the star rating), which assigns 1 to 5 stars based on a fund's past risk- and load-adjusted returns versus its category peers, the Analyst Rating is a forward-looking, comprehensive, and qualitative look at a fund's competitive advantages or lack thereof. The new scale runs from Gold, Silver, and Bronze on the positive end to Neutral and Negative.

While the rating system will be new, the foundation supporting it dates back more than 25 years. Our analysts have been producing qualitative written research on funds dating back to the late 1980s. In these reports, our analysts have dug in and provided perspective on various funds, sometimes in strong terms. In a sense, the only difference now is that the Morningstar Analyst Rating will place an easily identifiable label on those views.

The same process first led us to create Analyst Picks and Pans in 1999, a precursor to the new rating system. Picks and Pans is a short list of what we consider the best and worst funds available, but the effort left unrated a large middle ground of funds we research closely and know well. The Analyst Rating will replace Picks and Pans and will apply to all of the approximately 1,500 funds we actively cover. The Analyst Ratings are a natural extension of the written research and straight talk investors have come to expect from us over the years.

We're excited about the new rating for several reasons. For one, we're glad to be rolling it out at a global level, harmonizing Morningstar's various research methodologies and rating scales into a single, simplified, company-wide system. Even more important, we think the Analyst Rating will be a great tool for investors, as we'll be clearly identifying those funds our analyst team believes have sustainable advantages that can position them well to outperform on a risk-adjusted basis over the long term (five years or more).

We've already had similar qualitative ratings that successfully coexist with our quantitative rating system in Europe, Asia, and Australia. We've also used clearly different rating scales and provided additional analysis of the factors underlying the Morningstar Analyst Rating for funds to help investors differentiate between this qualitative system and our existing quantitative ratings.

We don't charge fund companies to be rated, nor do fund companies commission research or ratings. We're able to invest in our fund research by making the ratings and reports a key benefit of various products including Morningstar.com, Morningstar Office, and Morningstar Direct, and through licensing intellectual property after we conduct our research.

Our Licensed Data service gives institutions access to a broad range of investment data and includes both data feeds and other data packages (which we call Morningstar Essentials) covering our proprietary statistics, including the Morningstar Style Box and Morningstar Rating. Institutional clients will have the option of licensing the new Morningstar Analyst Rating, as well.

We don't break out the amount of revenue specifically tied to licensing the Morningstar Rating, but revenue from Morningstar Essentials makes up about 20% of our total Licensed Data revenue. While we're not going to comment about specific revenue expectations for Licensed Data, we've generally not seen disruption in our existing business when we introduce new proprietary measures.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: November 4, 2011	By:	/s/ Scott Cooley
Scott Cooley
Chief Financial Officer